FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

ENABLE MIDSTREAM ANNOUNCES NEW ANADARKO BASIN RICH GAS TAKEAWAY PROJECT, FIRST QUARTER 2017 FINANCIAL RESULTS, UPDATED 2017 EXPANSION CAPITAL GUIDANCE AND QUARTERLY DISTRIBUTIONS

•
Announcing Project Wildcat, providing premium market outlets for growing production out of the SCOOP and STACK plays in the Anadarko Basin and adding 400 million cubic feet per day (MMcf/d) of processing capacity

•
Increases in total revenues, net income attributable to limited partners, net income attributable to common and subordinated units, gross margin and Adjusted EBITDA for first quarter 2017 compared to first quarter 2016

•	Increases in per-day natural gas gathered, processed and transported volumes for first quarter 2017 compared to first quarter 2016

•	Updated 2017 expansion capital guidance

•	Quarterly cash distributions of $0.318 per unit on all outstanding common and subordinated units and $0.625 on all Series A Preferred Units

OKLAHOMA CITY (May 3, 2017) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced a new Anadarko Basin rich gas takeaway project, first quarter 2017 financial results, updated 2017 expansion capital guidance and quarterly distributions.

PROJECT WILDCAT RICH GAS TAKEAWAY SOLUTION

Project Wildcat is a rich gas takeaway solution that further solidifies Enable’s market-leading midstream position in the Anadarko Basin, with over 1 billion cubic feet per day (Bcf/d) of recently contracted customer market solutions for growing SCOOP and STACK production. Pursuant to Project Wildcat, Enable has entered into an agreement to deliver approximately 400 MMcf/d of rich natural gas from the Anadarko Basin to north Texas, providing new market outlets for growing Anadarko Basin production.

Project Wildcat will provide an integrated gathering and processing solution with access to the Texas intrastate natural gas markets, including the Tolar Hub, by Enable contracting with an affiliate of Energy Transfer Partners,

LP (NYSE: ETP) for 400 MMcf/d of firm processing capacity at the Godley Plant in Johnson County, Texas. The project is expected in service by the end of the second quarter of 2018 and, once in service, to be accretive to distributable cash flow.

“Enable continues to enhance its market-leading midstream position in the Anadarko Basin by providing customers with tailored, cost-effective and timely solutions from the wellhead to end markets,” said Rod Sailor, Enable’s President and CEO. “Project Wildcat provides critical market access and additional processing capacity, positioning Enable to serve our customers’ growing production.”

FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS

Net income attributable to limited partners was $120 million for first quarter 2017, an increase of $34 million, or 40 percent, compared to $86 million for first quarter 2016. Net income attributable to common and subordinated units was $111 million for first quarter 2017, an increase of $25 million, or 29 percent, compared to $86 million for first quarter 2016. The increase in both net income attributable to limited partners and net income attributable to common and subordinated units was primarily related to higher gross margin, partially offset by higher interest expense and higher depreciation and amortization expense. The increase in net income attributable to common and subordinated units was also partially offset by distributions on the Series A Preferred Units that were issued during first quarter 2016 but not recognized in income until second quarter 2016.

Net cash provided by operating activities was $156 million for first quarter 2017, an increase of $39 million compared to $117 million for first quarter 2016. The increase in net cash provided by operating activities was primarily due to an increase in net income, partially offset by a decrease related to the timing of cash receipts and disbursements and changes in other working capital assets and liabilities.

Adjusted EBITDA for first quarter 2017 was $221 million, an increase of $6 million, or 3 percent, compared to $215 million for first quarter 2016. The increase in Adjusted EBITDA was primarily a result of higher gross margin, partially offset by changes in the fair value of derivatives and higher distributions from equity method affiliates for first quarter 2016 as a result of a change from receiving quarterly distributions to monthly distributions from Southeast Supply Header, LLC (SESH) starting in first quarter 2016.

Distributable cash flow (DCF) for first quarter 2017 was $171 million, a decrease of $3 million, or 2 percent, compared to $174 million for first quarter 2016. The decrease in DCF was primarily a result of higher Adjusted interest expense due to higher interest rates on debt outstanding and higher distributions on the Series A Preferred Units as a result of a prorated first-quarter 2016 distribution. These DCF decreases were partially offset by higher Adjusted EBITDA.

“Our strong first quarter performance, including our recent commercial successes, has given Enable a great start to 2017,” said Sailor. “As we continue through the year, we remain focused on delivering value by providing unique customer solutions, deploying capital efficiently, leveraging our significant asset scale and continuing to focus on cost discipline.”

Adjusted EBITDA and DCF are non-GAAP financial measures and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

PARTNERSHIP QUARTERLY DISTRIBUTIONS

The Board of Directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended March 31, 2017. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units will be paid on May 30, 2017, to unitholders of record at the close of business on May 23, 2017.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended March 31, 2017. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on May 12, 2017, to unitholders of record at the close of business on May 2, 2017.

BUSINESS HIGHLIGHTS

Enable continues to utilize its diverse suite of assets to provide a full range of services for growing producer supply and market demand in and around its footprint.

In March, Enable Gas Transmission, LLC (EGT) conducted a non-binding open season to solicit commitments for the Cana and STACK Expansion (CaSE) project, a system expansion providing firm transportation service for growing Anadarko Basin production. The project’s foundation shipper, Newfield Exploration Company (NYSE: NFX), has entered into a 205,000 Dth/d firm natural gas transportation agreement with Enable. The 10-year contract is expected to start at an initial capacity of 45,000 Dth/d in early 2018 and grow to the full contracted capacity by the fourth quarter of 2018.

In the gathering and processing segment, gathered volumes in the Anadarko and Ark-La-Tex Basins grew for the fifth consecutive quarter as a result of continued rig activity on Enable’s gas gathering and processing systems in these basins. In the Anadarko Basin, there were 22 active rigs contractually dedicated to Enable as of April 18, 2017. In the Ark-La-Tex Basin, there were 9 active rigs contractually dedicated to Enable as of April 18, 2017. In addition, as of April 18, 2017, one rig was actively drilling wells on Enable’s Williston Basin footprint.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.29 trillion British thermal units per day (TBtu/d) for first quarter 2017, an increase of 8 percent compared to 3.05 TBtu/d for first quarter 2016. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins.

Natural gas processed volumes were 1.87 TBtu/d for first quarter 2017, an increase of 5 percent compared to 1.78 TBtu/d for first quarter 2016. The increase was primarily due to higher processed volumes in the Anadarko Basin, partially offset by lower processed volumes in the Ark-La-Tex Basin.

NGLs produced was 79.76 thousand barrels per day (MBbl/d) for first quarter 2017, an increase of 9 percent compared to 73.47 MBbl/d for first quarter 2016. The increase was primarily due to higher NGL production in the Anadarko Basin, partially offset by NGL production declines in the Ark-La-Tex Basin.

Crude oil gathered volumes were 21.18 MBbl/d for first quarter 2017, a decrease of 27 percent compared to 28.85 MBbl/d for first quarter 2016. The decrease was primarily due to inclement weather and producer well shut-ins while completing new wells.

Interstate transportation firm contracted capacity was 7.23 Bcf/d for first quarter 2017, an increase of 1 percent compared to 7.17 Bcf/d for first quarter 2016. The increase was primarily related to contracted expansion projects on EGT and incremental capacity contracted on Enable Mississippi River Transmission, LLC (MRT).

Intrastate transportation average deliveries were 1.84 TBtu/d for first quarter 2017, an increase of 10 percent compared to 1.68 TBtu/d for first quarter 2016. The increase was primarily related to increased supply in the Anadarko Basin.

FIRST QUARTER FINANCIAL PERFORMANCE

Revenues were $666 million for first quarter 2017, an increase of $157 million compared to $509 million for first quarter 2016. Revenues included $119 million of intercompany eliminations for first quarter 2017 and $70 million of intercompany eliminations for first quarter 2016.

•
Gathering and processing segment revenues were $491 million for first quarter 2017, an increase of $158 million compared to $333 million for first quarter 2016. The increase in gathering and processing segment revenues was primarily due to an increase in NGL sales resulting from higher average NGL prices, an increase in sales of natural gas as a result of higher average natural gas prices, changes in the fair value of condensate and NGL derivatives and an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins.

•
Transportation and storage segment revenues were $294 million for first quarter 2017, an increase of $48 million compared to $246 million for first quarter 2016. The increase in transportation and storage segment revenues was primarily due to higher natural gas sales associated with higher sales volumes and higher average sales prices and changes in the fair value of natural gas derivatives.

Gross margin was $358 million for first quarter 2017, an increase of $44 million compared to $314 million for first quarter 2016.

•
Gathering and processing segment gross margin was $205 million for first quarter 2017, an increase of $37 million compared to $168 million for first quarter 2016. The increase in gathering and processing segment gross margin was primarily due to an increase in gathered volumes in the Anadarko and Ark-La-Tex Basins, changes in the fair value of condensate and NGL derivatives, an increase in processing margins resulting from higher average NGL prices and higher processed volumes in the Anadarko Basin offset by lower processed volumes in the Ark-La-Tex Basin, an increase in natural gas sales due to higher average natural gas prices and increased water transportation services in the Williston Basin. These increases were partially offset by a decrease in the imbalance receivable associated with an annual fuel rate determination in 2016.

•
Transportation and storage segment gross margin was $154 million for first quarter 2017, an increase of $7 million compared to $147 million for first quarter 2016. The increase in transportation and storage segment gross margin was primarily due to changes in the fair value of natural gas derivatives, an increase in firm transportation margins, an increase in off-system transportation margins and an increase in NGL sales due to an increase in prices. These increases were partially offset by a decrease in system management activities and a decrease in margins on transportation services for local distribution companies.

Operation and maintenance and general and administrative expenses were $114 million for first quarter 2017, a decrease of $1 million compared to $115 million for first quarter 2016. The decrease in operation and maintenance and general and administrative expenses was primarily a result of a decrease in allowance for doubtful accounts and reductions in equipment rentals, information technology-related costs and various other operating costs. These reductions were partially offset by an increase in payroll-related costs.

Depreciation and amortization expense was $88 million for first quarter 2017, an increase of $7 million compared to $81 million for first quarter 2016. The increase in depreciation and amortization expense was primarily a result of additional assets placed in service.

Taxes other than income taxes were $16 million for first quarter 2017, an increase of $1 million compared to $15 million for first quarter 2016. The increase was primarily a result of higher accrued ad valorem taxes due to additional assets placed in service.

Interest expense was $27 million for first quarter 2017, an increase of $4 million compared to $23 million for first quarter 2016. The increase was primarily due to higher interest rates on outstanding debt.

Capital expenditures were $61 million for first quarter 2017, compared to $130 million for first quarter 2016. Expansion capital expenditures were $47 million for first quarter 2017, compared to $117 million for first quarter 2016. Maintenance capital expenditures were $14 million for first quarter 2017, compared to $13 million for first quarter 2016.

2017 OUTLOOK

Enable reaffirms the 2017 financial and operational outlook initially presented in its third quarter 2016 financial results press release dated November 2, 2016, and subsequently reaffirmed in its fourth quarter and full-year 2016 financial results press release dated February 21, 2017.

Enable is updating its outlook range for 2017 expansion capital spending to $500 million to $600 million to account for spend related to Project Wildcat and the CaSE project and revised capital projections for other projects. In addition, Enable anticipates that there will be a need to resume construction of the previously announced Wildhorse Plant, though likely not before 2018.

2017 Expansion Capital Outlook

Gathering and Processing	$425 - $515
Transportation and Storage	$75 - $85
Total Expansion Capital	$500 - $600

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 888-632-3384 and the conference call ID is ENBLQ117. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings, and other developments;

•	governance information, including Enable’s governance guidelines, committee charters, and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts, and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 12,900 miles of gathering pipelines, 14 major processing plants with approximately 2.5 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.
Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, including statements regarding the benefits of contractual arrangements and expansion capital spending, are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable’s actual results and plans could differ materially from those expressed in any forward-looking statements.

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,
	2017	2016
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$386	$245
Service revenue	280	264
Total Revenues	666	509
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	308	195
Operation and maintenance	89	95
General and administrative	25	20
Depreciation and amortization	88	81
Taxes other than income taxes	16	15
Total Cost and Expenses	526	406
Operating Income	140	103
Other Income (Expense):
Interest expense (including expenses from affiliates)	(27)	(23)
Equity in earnings of equity method affiliate	7	7
Other, net	1	—
Total Other Expense	(19)	(16)
Income Before Income Taxes	121	87
Income tax expense	1	1
Net Income	$120	$86
Less: Net income attributable to noncontrolling interest	—	—
Net Income Attributable to Limited Partners	$120	$86
Less: Series A Preferred Unit distributions	9	—
Net Income Attributable to Common and Subordinated Units	$111	$86

Basic earnings per unit
Common units	$0.26	$0.21
Subordinated units	$0.25	$0.20
Diluted earnings per unit
Common units	$0.26	$0.19
Subordinated units	$0.25	$0.20

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2017	2016
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales (1)	$386	$245
Service revenue (2)	280	264
Total Revenues (3)	666	509
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)(4)	308	195
Gross margin	$358	$314

Reportable Segments
Gathering and Processing
Product sales	$351	$208
Service revenue	140	125
Total Revenues	491	333
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	286	165
Gross margin	$205	$168

Transportation and Storage
Product sales	$153	$106
Service revenue	141	140
Total Revenues	294	246
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	140	99
Gross margin	$154	$147
____________________

(1)
This amount reflects eliminations between the gathering and processing and transportation and storage segments of $118 million and $69 million for the three months ended March 31, 2017 and 2016, respectively.

(2)	This amount reflects eliminations between the gathering and processing and transportation and storage segments of $1 million for each of the three months ended March 31, 2017 and 2016.

(3)
This amount reflects eliminations between the gathering and processing and transportation and storage segments of $119 million and $70 million for the three months ended March 31, 2017 and 2016, respectively.

(4)
This amount reflects eliminations between the gathering and processing and transportation and storage segments of $118 million and $70 million for the three months ended March 31, 2017 and 2016, respectively.

	Three Months Ended March 31,
	2017	2016
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$120	$86
Depreciation and amortization expense	88	81
Interest expense, net of interest income	27	23
Income tax expense	1	1
Distributions received from equity method affiliate in excess of equity earnings	4	13
Non-cash equity based compensation	4	2
Change in fair value of derivatives	(24)	8
Other non-cash losses(1)	1	1
Adjusted EBITDA	$221	$215
Series A Preferred Unit distributions(2)	(9)	(4)
Adjusted interest expense(3)	(27)	(23)
Maintenance capital expenditures	(14)	(13)
Current income taxes	—	(1)
DCF	$171	$174

Distributions related to common and subordinated unitholders(4)	$137	$134

Distribution coverage ratio	1.25	1.30
____________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three months ended March 31, 2017 and 2016. The March 31, 2016 amount represents the prorated quarterly cash distribution on the Series A Preferred Units declared on April 26, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(4)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period.  Amounts for 2017 reflect estimated cash distributions for common and subordinated units outstanding for the quarter ended March 31, 2017.

	Three Months Ended March 31,
	2017	2016
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$156	$117
Interest expense, net of interest income	27	23
Income tax expense	1	1
Deferred income tax (expense) benefit	(1)	—
Changes in operating working capital which (provided) used cash:
Accounts receivable	(10)	(24)
Accounts payable	55	87
Other, including changes in noncurrent assets and liabilities	12	(11)
Return of investment in equity method affiliate	4	13
Change in fair value of derivatives	(24)	8
Other non-cash losses(1)	1	1
Adjusted EBITDA	$221	$215
____________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

	Three Months Ended March 31,
	2017	2016
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$27	$23
Amortization of premium on long-term debt	1	1
Amortization of debt expense and discount	(1)	(1)
Adjusted interest expense	$27	$23

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended March 31,
	2017	2016
Operating Data:
Gathered volumes—TBtu	296	278
Gathered volumes—TBtu/d	3.29	3.05
Natural gas processed volumes—TBtu	168	162
Natural gas processed volumes—TBtu/d	1.87	1.78
NGLs produced—MBbl/d(1)	79.76	73.47
NGLs sold—MBbl/d(1)(2)	78.65	76.31
Condensate sold—MBbl/d	5.47	6.45
Crude Oil—Gathered volumes—MBbl/d	21.18	28.85
Transported volumes—TBtu	493	465
Transported volumes—TBtu/d	5.48	5.11
Interstate firm contracted capacity—Bcf/d	7.23	7.17
Intrastate average deliveries—TBtu/d	1.84	1.68

	Three Months Ended March 31,
	2017	2016
Anadarko
Gathered volumes—TBtu/d	1.75	1.61
Natural gas processed volumes—TBtu/d	1.54	1.41
NGLs produced—MBbl/d(1)	67.30	58.58
Arkoma
Gathered volumes—TBtu/d	0.57	0.62
Natural gas processed volumes—TBtu/d	0.10	0.10
NGLs produced—MBbl/d(1)	4.85	4.94
Ark-La-Tex
Gathered volumes—TBtu/d	0.97	0.82
Natural gas processed volumes—TBtu/d	0.23	0.27
NGLs produced—MBbl/d(1)	7.61	9.95
 _____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.